Exhibit 99.4

DLH HOLDINGS CORP. AND SUBSIDIARIES
 UNAUDITED PRO FORMA EBITDA
YEAR ENDED SEPTEMBER 30, 2022
(Amounts in thousands, except per share data)

The Company defines EBITDA as net income/(loss) adjusted to exclude (i) interest and other expenses (ii) provision for or benefit from income taxes, if any, and (iii) depreciation and amortization.

The Company uses EBITDA as a supplemental non-GAAP measure of our performance. The Company is excluding the impact on its financial performance the two short-term FEMA task orders for the period ended September 30, 2022. In calculating these measures, the Company has removed the contribution from the FEMA task orders.

The Company prepared these additional non-GAAP measures to eliminate the impact of items that it does not consider indicative of ongoing performance due to their inherent unusual or extraordinary nature. These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. The Company believes that these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing these non-GAAP measures as supplements to GAAP information, the Company believes that it is enhancing investors’ understanding of our business and our results of operations.

These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. EBITDA are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance investors should (i) evaluate each adjustment in our reconciliation to the nearest GAAP financial measures and (ii) use the aforementioned non-GAAP measures in addition to, and not as an alternative to net income as a measure of its operating results.

Below is a reconciliation of EBITDA for the pro forma year ended September 30, 2022 compared to the most directly comparable financial measure calculated and presented in accordance with GAAP (in thousands except for per share amounts):

Unaudited pro forma non-GAAP reconciliation for pro forma year ended September 30, 2022 (Amounts in thousands)	The Company	Grove Resource Solutions, LLC(a)	Completed FEMA Contracts (b)	Pro Forma Adjustments	Pro Forma Combined
Revenue	$395,173	$114,251	$(125,773)	$(147)	$383,504
Net income/(loss)	23,288	15,236	(9,234)	(21,063)	8,227
(i) Interest and other expense (income)	2,215	(17)	—	13,441	15,639
(ii) Provision (benefit) for taxes	7,775	—	(3,245)	(1,640)	2,890
(iii) Depreciation and amortization	7,665	290	—	9,800	17,755
Pro forma EBITDA	$40,943	$15,509	$(12,479)	$538	$44,511

(a): Represents net income of GRSi determined in accordance with GAAP.

(b): Net income attributable to the FEMA task orders represents the Company’s consolidated net income, determined in accordance with GAAP, generated from the FEMA task orders. For the year ended September 30, 2022 net income for the FEMA task orders is derived by subtracting from the revenue attributable to the tasks orders of $125.8 million the following amounts associated with such task orders: contract costs of $112.1 million, general & administrative costs of $1.2 million, and provision for income taxes of $3.2 million
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